EXHIBIT 2.3
CONFIRMATION OF WAIVER OF CONDITIONS PRECEDENT

To:	Norpac Technologies, Inc.
Attention: John P. Thornton, President
Suite 410, 103 East Holly Street
Bellingham, WA 98225

And to:	O’Neill Law Group PLLC
Attention: Stephen F.X. O’Neill
435 Martin Street, Suite 1010
Blaine, WA 98230

This will confirm that Cellynx and the Cellynx Shareholders have agreed to waive conditions of closing under paragraph 7.1 of the Share Exchange Agreement (the “Share Exchange Agreement”) dated as of January 3, 2008, as amended May 20, 2008, among Norpac Technologies, Inc. (“Norpac”), Cellynx, Inc. (“Cellynx”), and the shareholders of Cellynx and to accept the variations necessary to the representations of Norpac under paragraph 7.2 of the Share Exchange Agreement as a result of the following:

1.           the total outstanding common shares of Norpac at closing will be 48,097,890 prior to completion of the issuance of shares to the Cellynx Shareholders and following completion of a private placement of 10,500,000 units, with each unit consisting of one share of common stock of Norpac and one warrant to purchase an additional share of common stock of Norpac (the “Private Placement”);

2.           as a result of the Private Placement, Norpac will have 10,500,000 warrants outstanding exercisable to acquire 10,500,000 shares of Norpac common stock at a price of $0.20 per share for a period of 2 years from issuance of the units;

3.           the resignation of Mr. Thornton as a director and the appointment of Tareq Risheq, Robert Legendre and Norm Collins as directors of Norpac will not be effective until 10 days following the mailing and filing of a Schedule 14f-1 Information Statement to the shareholders of Norpac and receipt by Norpac and Mr. Thornton of an appropriate closing opinion of Richardson & Patel LLP;

4.           Cellynx has only completed Financing Transactions totaling $750,000;

5.           The outstanding indebtedness of Norpac will be $100,000 (which will be paid out of funds held in trust by Northwest Law Group) plus the amounts for any unbilled fees by Norpac’s transfer agent and auditors for services rendered in the month of July.

6.           Each share of Cellynx common stock shall be exchanged for that number of shares of Norpac common stock and/or Norpac Series A Preferred Stock (generically, Norpac common stock and Norpac Series A Preferred Stock shall be referred to as “Norpac Stock”) such that an aggregate of 61,983,580 shares of Cellynx common  stock shall be exchanged for an aggregate of 77,970,956 shares of Norpac Stock.

  CELLYNX, INC.
  by its authorized signatory:

  _________________________________
  Signature of Authorized Signatory

  _________________________________
  Name and Title of Authorized Signatory

The majority shareholders of Cellynx on behalf of the Cellynx Shareholders:

TAREQ RISHEQ	DANIEL R. ASH